SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b)(c), AND
                        (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 7)*


                            MARTEK BIOSCIENCES CORP.
                   ------------------------------------------
                                (Name of Issuer)


                                  Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)


                                    572901106
                         ------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2002
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     (x)  Rule 13d-1(b)
     ( )  Rule 13d-(c)
     ( )  Rule 13d-1(d)


---------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

CUSIP No. 572901106                    13G                          Page 2 of 11



 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     College Retirement Equities Fund
     I.R.S. #13-6022-042


 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) ( )
                                                            (b) (X)
     See Exhibit A Attached


 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     New York


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER          1,365,502

     6.   SHARED VOTING POWER        None

     7.   SOLE DISPOSITIVE POWER     None

     8.   SHARED DISPOSITIVE POWER   1,365,502 (shared with its investment
          adviser, TIAA-CREF Investment Management, LLC)


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    1,365,502

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  ( )


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     5.867%

12.  TYPE OF REPORTING PERSON*

                                       IV



                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 572901106                    13G                          Page 3 of 11



 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA Separate Account VA-1
     I.R.S. #13-1624203


 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) ( )
                                                            (b) (X)
     See Exhibit A Attached

 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     New York


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER          1,217

     6.   SHARED VOTING POWER        None

     7.   SOLE DISPOSITIVE POWER     None

     8.   SHARED DISPOSITIVE POWER   1,217
          (shared with its investment adviser, Teachers Advisors, Inc.)


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      1,217

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  ( )


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.005%

12.  TYPE OF REPORTING PERSON*

                                       IV



                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 572901106                    13G                          Page 4 of 11



 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA-CREF Mutual Funds
     I.R.S. #13-4088138 (Equity Index Fund)
     I.R.S. #13-4088091 (Social Choice Equity Fund)


 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) ( )
                                                            (b) (X)
     See Exhibit A Attached


 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER          1,525

     6.   SHARED VOTING POWER        None

     7.   SOLE DISPOSITIVE POWER     None

     8.   SHARED DISPOSITIVE POWER   1,525
          (shared with its investment adviser, Teachers Advisors, Inc.)


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      1,525


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  ( )


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.007%


12.  TYPE OF REPORTING PERSON*

                                       IV



                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 572901106                    13G                          Page 5 of 11



 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA-CREF Institutional Mutual Funds
     I.R.S. #13-4055170 (Equity Index Fund)
     I.R.S. #13-4055615 (Social Choice Equity Fund)
     I.R.S. #52-2366612 (Small-Cap Equity Fund)
     I.R.S. #52-2366571 (Small-Cap Blend Index Fund)
     I.R.S. #52-2366591 (Small-Cap Growth Index Fund)


 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) ( )
                                                            (b) (X)
     See Exhibit A Attached


 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER          7,518

     6.   SHARED VOTING POWER        None

     7.   SOLE DISPOSITIVE POWER     None

     8.   SHARED DISPOSITIVE POWER   7,518
          (shared with its investment adviser, Teachers Advisors, Inc.)


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      7,518

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  ( )


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.032%


12.  TYPE OF REPORTING PERSON*

                                       IV



                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 572901106                    13G                          Page 6 of 11



 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA-CREF Life Funds
     I.R.S. #13-4025227 (Stock Index Fund)
     I.R.S. #04-3702152 (Small-Cap Equity Fund)
     I.R.S. #13-4100628 (Social Choice Equity Fund)


 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) ( )
                                                            (b) (X)
     See Exhibit A Attached


 3.  SEC USE ONLY


 4.  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER          512

     6.   SHARED VOTING POWER        None

     7.   SOLE DISPOSITIVE POWER     None

     8.   SHARED DISPOSITIVE POWER   512
          (shared with its investment adviser, Teachers Advisors, Inc.)


 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       512


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  ( )


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.002%

12. TYPE OF REPORTING PERSON*

                                       IV



                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 572901106                    13G                          Page 7 of 11



Item 1(a).   NAME OF ISSUER:
                      Martek Biosciences Corp.

Item 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                      6480 Dobbin Road
                      Columbia, Maryland 21045

Item 2(a).   NAME OF PERSON FILING:
                     (1)   College Retirement Equities Fund ("CREF")
                     (2)   TIAA Separate Account VA-1 ("VA-1")
                     (3)   TIAA-CREF Mutual Funds ("Mutual Funds")
                     (4)   TIAA-CREF Institutional Mutual Funds
                           ("Institutional Funds")
                     (5)   TIAA-CREF Life Funds ("Life Funds")


Item 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                     (1)   CREF -       730 Third Avenue
                                        New York, N.Y. 10017
                     (2)   VA-1 -       730 Third Avenue
                                        New York, N.Y. 10017
                     (3)   Mutual       730 Third Avenue
                           Funds -      New York, N.Y. 10017
                     (4)   Institutional Funds - 730 Third Avenue
                                        New York, N.Y. 10017
                     (5)   Life Funds - 730 Third Avenue
                                        New York, N.Y. 10017


Item 2(c).   CITIZENSHIP:
                     (1)   CREF - Incorporated in New York
                     (2)   VA-1 - Established in New York
                     (3)   Mutual Funds - Incorporated in Delaware
                     (4)   Institutional Funds - Incorporated in Delaware
                     (5)   Life Funds - Incorporated in Delaware


Item 2(d).   TITLE OF CLASS OF SECURITIES:
                      Common Stock


Item 2(e).   CUSIP NUMBER:  572901106


Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or
         (c), CHECK WHETHER THE PERSON FILING IS A:

(a)  ( )     Broker or dealer registered under Section 15 of the Exchange Act.
(b)  ( )     Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)  ( )     Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.
(d)  (x)     Investment Company registered under Section 8 of the Investment
             Company Act.
(e)  ( )     An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

CUSIP No. 572901106                    13G                          Page 8 of 11



(f)  ( )     An employee benefit plan or endowment fund in accordance with Rule
             13d-1(b)(1)(ii)(F);
(g)  ( )     A parent holding company or control person in accordance with Rule
             13d-1(b)(1)(ii)(G);
(h)  ( )     A savings association as defined in Section 3(b) of the Federal
             Deposit Insurance Act;
(i)  ( )     A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)  (x)     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )


Item 4.  OWNERSHIP.

(1)  COLLEGE RETIREMENT EQUITIES FUND
     (a)     Amount Beneficially Owned: 1,365,502
     (b)     Percent of Class: 5.867%
     (c) The Board of Trustees of CREF, an investment company, has sole power to vote 1,365,502 shares of common stock and authority to direct the disposition of the 1,365,502 shares of common stock. TIAA-CREF Investment Management, LLC, CREF's investment adviser, is authorized to sell the 1,365,502 shares on behalf of CREF in its discretion, subject to the ultimate authority of the CREF Board of Trustees.

(2)  TIAA SEPARATE ACCOUNT VA-1
     (a)     Amount Beneficially Owned: 1,217
     (b)     Percent of Class: 0.005%
     (c) The management committee of VA-1, an investment company, has sole power to vote 1,217 shares of common stock, and authority to direct the disposition of the 1,217 shares of common stock. Teachers Advisors, Inc., VA-1's investment adviser, is authorized to sell the 1,217 shares on behalf of VA-1 in its discretion, subject to the ultimate authority of the VA-1 Management Committee.

(3)  TIAA-CREF MUTUAL FUNDS
     (a)     Amount Beneficially Owned: 1,525
     (b)     Percent of Class: 0.007%
     (c) The Board of Trustees of the Mutual Funds, an investment company, has sole power to vote 1,525 shares of common stock, and authority to direct the disposition of the 1,525 shares of common stock. Teachers Advisors, Inc., the Mutual Fund's investment adviser, is authorized to sell the 1,525 shares on behalf of the Mutual Funds in its discretion, subject to the ultimate authority of the Mutual Funds Board of Trustees.

(4)  TIAA-CREF INSTITUTIONAL MUTUAL FUNDS
     (a)     Amount Beneficially Owned: 7,518
     (b)     Percent of Class: 0.032%
     (c) The Board of Trustees of the Institutional Funds, an investment company, has sole power to vote 7,518 shares of common stock, and authority to direct the disposition of the 7,518 shares of common stock. Teachers Advisors, Inc., the Institutional Funds investment adviser, is authorized to sell the 7,518 shares on behalf of the Institutional Funds in its discretion, subject to the ultimate authority of the Institutional Funds Board of Trustees.

CUSIP No. 572901106                    13G                          Page 9 of 11


(5)  TIAA-CREF LIFE FUNDS
     (a)     Amount Beneficially Owned: 512
     (b)     Percent of Class: 0.002%
     (c) The Board of Trustees of the Life Funds, an investment company, has sole power to vote 512 shares of common stock, and authority to direct the disposition of the 512 shares of common stock. Teachers Advisors, Inc., the Life Funds' investment adviser, is authorized to sell the 512 shares on behalf of the Life Funds in its discretion, subject to the ultimate authority of the Life Funds Board of Trustees.


Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).


Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 Not Applicable


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable


Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          See attached Exhibit A.


Item 9.   NOTICE OF DISSOLUTION OF GROUP:    Not Applicable


Item 10.  CERTIFICATION.
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 572901106                    13G                         Page 10 of 11



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2003

                                        COLLEGE RETIREMENT EQUITIES FUND


                                        By: /s/ Lisa Snow
                                            ----------------------------------
                                            Lisa Snow
                                            Vice President and Chief
                                            Counsel, Corporate Law


                                        TIAA SEPARATE ACCOUNT VA-1


                                        By: /s/ Lisa Snow
                                            ----------------------------------
                                            Lisa Snow
                                            Vice President and Chief
                                            Counsel, Corporate Law

                                        TIAA-CREF MUTUAL FUNDS


                                        By: /s/ Lisa Snow
                                            ----------------------------------
                                            Lisa Snow
                                            Vice President and Chief
                                            Counsel, Corporate Law


                                        TIAA-CREF INSTITUTIONAL MUTUAL FUNDS


                                        By: /s/ Lisa Snow
                                            ----------------------------------
                                            Lisa Snow
                                            Vice President and Chief
                                            Counsel, Corporate Law


                                        TIAA-CREF LIFE FUNDS


                                        By: /s/ Lisa Snow
                                            ----------------------------------
                                            Lisa Snow
                                            Vice President and Chief
                                            Counsel, Corporate Law

CUSIP No. 572901106                    13G                         Page 11 of 11



                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


College Retirement  Equities Fund - IV
TIAA Separate Account VA-1 - IV
TIAA-CREF Mutual Funds - IV
TIAA-CREF Institutional Mutual Funds - IV
TIAA-CREF Life Funds - IV


The College Retirement Equities Fund, TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds (the "Reporting Persons") are filing as a group because CREF's investment adviser, TIAA-CREF Investment Management, LLC, is affiliated and employs some of the same investment personnel as Teachers Advisors, Inc., the investment adviser for TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds. However, because separate investment decisions are made with respect to the respective portfolio holdings of each of the Reporting Persons and there is no oral or written agreement or arrangement among the Reporting Persons with respect to acquisition, voting, disposition or otherwise of their securities, each Reporting Person disclaims beneficial ownership of the others' securities holdings and disclaims its membership in a group with the other Reporting Person, where the purpose of the group is to acquire control of or influence management of the issuer.